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                                                                    Exhibit 99.1

[LOGO OF ONEOK]                                                             News
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January 3, 2003                                        Contact:  Weldon Watson
                                                                (918) 588-7158

ONEOK Completes Settlement Agreement on Southwest Gas Legal Issues

     Tulsa, Oklahoma - ONEOK, Inc., (NYSE:OKE) announced today the Company has completed a definitive settlement agreement on legal issues stemming from a terminated ONEOK offer to acquire Southwest Gas Corp.

     Under terms of the settlement, ONEOK will pay $5 million to Southern Union Company. ONEOK and affiliated parties are released from any claims against them brought by Southern Union related to Southwest Gas acquisition activities in 1999, which were the subject of such proceedings. An order dismissing the lawsuits was signed by U.S. District Judge Roslyn Silver and filed of record today.

     David Kyle, chairman of the ONEOK board, president and chief executive officer, said, "ONEOK is pleased to finally resolve all of the legal disputes brought by Southern Union. This settlement agreement puts all these remaining legal issues among the parties behind us as we head into the New Year."

     Previously, ONEOK had settled with Southwest Gas Corp.

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ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company's energy marketing and trading operations provide service to customers in 28 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, operating as Kansas Gas Service and Oklahoma Natural Gas Company, serving 1.4 million customers. ONEOK is a Fortune 500 company.

     For information about ONEOK, Inc. visit the Web site: www.oneok.com.